CONSENT OF COOPERS & LYBRAND ANS, INDEPENDENT AUDITORS

         We consent to the incorporation by reference into the Registration Statement on Form S-8 of Transocean Offshore Inc. (formerly Sonat Offshore Drilling Inc.) pertaining to the offering of 1,000,000 shares of Common Stock pursuant to its Long-Term Incentive Plan (the "Plan") of our report dated June 15, 1996, except as to the information presented in Note 33, for which the date is July 26, 1996 contained in the Registration Statement of Sonat Offshore Drilling Inc. on Form S-4 (No. 333-09105), on our audits of the financial statements of Transocean ASA and Subsidiaries as of December 31, 1995, 1994 and 1993.



                                  Coopers & Lybrand ANS

Oslo, Norway
September 20, 1996